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                     METLIFE, INC. 2005 STOCK AND INCENTIVE
                     COMPENSATION PLAN

                     Effective April 15, 2005

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METLIFE, INC. 2005 STOCK AND INCENTIVE COMPENSATION PLAN

ARTICLE 1. ESTABLISHMENT, PURPOSE, AND DURATION

      1.1 ESTABLISHMENT OF THE PLAN. MetLife, Inc., a Delaware corporation (hereinafter referred to as the "Company"), establishes an incentive compensation plan to be known as the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (hereinafter referred to as the "Plan"), as set forth in this document.

      The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Stock-Based Awards.

      The Plan shall become effective, if approved by the Board and shareholders, on April 15, 2005 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

      1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to promote the success and enhance the value of the Company and Affiliates by linking the personal interests of the Participants to those of the Company's shareholders, and by providing Participants with an incentive for outstanding performance.

      The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special effort the successful conduct of its operation largely is dependent.

      1.3 DURATION OF THE PLAN. The Plan shall commence as of the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Committee or the Board to amend or terminate the Plan at any time pursuant to Article 16 herein, until the earlier of (i) the tenth anniversary of the Effective Date, or (ii) all Shares subject to the Plan have been purchased or acquired according to the Plan's provisions.

      1.4 SUCCESSOR PLAN. This Plan shall serve as the successor to the MetLife, Inc. 2000 Stock Incentive Plan (the "Predecessor Plan"), and no further grants shall be made under the Predecessor Plan from and after the Effective Date of this Plan. All outstanding awards under the Predecessor Plan immediately prior to the Effective Date of this Plan are hereby incorporated into this Plan and shall accordingly be treated as Awards under this Plan. However, each such award shall continue to be governed solely by the terms and conditions of the instrument evidencing such grant or issuance, and, except as otherwise expressly provided herein or by the Committee, no provision of this Plan shall affect or otherwise modify the rights or obligations of holders of such incorporated awards.

      Any Shares of common stock reserved for issuance under the Predecessor Plan in excess of the number of Shares as to which awards have been awarded thereunder shall be transferred into this Plan upon the Effective Date and shall become available for grant under this Plan. Any Shares related to awards granted or issued under the Predecessor Plan that after the Effective Date may lapse, expire, terminate, or are cancelled, are settled in cash in lieu of common stock, are tendered (either by actual delivery or attestation) to pay the option price, or are used to satisfy any tax withholding requirements shall be deemed available for issuance or reissuance under Section 4.1 of this Plan.

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ARTICLE 2. DEFINITIONS

      Whenever used in the Plan, the following terms shall have the meaning set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

      2.1 "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act, with reference to the Company, and shall also include any corporation, partnership, joint venture, limited liability company, or other entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined Voting Power of such corporation or of the capital interest or profits interest of such partnership or other entity.

      2.2 "AGENCY" means the active relationship between an Agent and an insurance company for which the Agent is licensed.

      2.3 "AGENT" means a natural person licensed or otherwise authorized under applicable law to represent the Company or an Affiliate in the sale of insurance or other financial products or services.

      2.4 "AWARD" means, individually or collectively, a grant under this Plan of NQSOs, ISOs, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Stock-Based Awards, in each case subject to the terms of this Plan.

      2.5 "AWARD AGREEMENT" means either (i) a written agreement entered into by the Company or an Affiliate and a Participant setting forth the terms and provisions applicable to Awards granted under this Plan; or (ii) a written statement issued by the Company or an Affiliate to a Participant describing the terms and provisions of such Award.

      2.6 "BENEFICIAL OWNER" OR "BENEFICIAL OWNERSHIP" shall have the meaning ascribed to such term in rule 13d-3 of the General Rules and Regulations under the Exchange Act.

      2.7 "BOARD" OR "BOARD OF DIRECTORS" means the Board of Directors of the Company.

      2.8 "CASH-BASED AWARD" means an Award granted under Article 10 herein, the value of which is denominated in cash as determined by the Committee and which is not any other form of Award described in this Plan.

      2.9 "CAUSE" means (i) the willful failure by the Participant to perform substantially the Participant's duties as an Employee or Agent (other than due to physical or mental illness) after reasonable notice to the Participant of such failure, (ii) the Participant's engaging in serious misconduct that is injurious to the Company or any Affiliate in any way, including, but not limited to, by way of damage to their respective reputations or standings in their respective industries, (iii) the Participant's having been convicted of, or having entered a plea of nolo contendere to, a crime that constitutes a felony or (iv) the breach by the Participant of any written covenant or agreement with the Company or any Affiliate not to disclose or misuse any information pertaining to, or misuse any property

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            of, the Company or any Affiliate or not to compete or interfere with the Company or any Affiliate.

      2.10 "CHANGE OF CONTROL" shall occur if any of the following events occur:

            (i) Any Person acquires Beneficial Ownership, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined Voting Power of the Company's securities;

            (ii) Within any twenty-four (24) month period, the individuals who were Directors of the Company at the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board of Directors or the Board of Directors of any successor to the Company; provided, however, that any Director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this
                  Section 2.10(ii);

            (iii) The shareholders of the Company approve a merger,
                  consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a "Corporate Event"), and immediately following the consummation of which the shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation, or
                  (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than twenty-five percent (25%) of the consolidated assets of the Company immediately prior to such Corporate Event; or

            (iv) Any other event occurs which the Board declares to be a Change of Control.

      2.11 "CHANGE OF CONTROL PRICE" means the highest price per share of Shares offered in conjunction with any transaction resulting in a Change of Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash) or, in the case of a Change of Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of the common stock on any of the thirty (30) trading days immediately preceding the date on which a Change of Control occurs.

      2.12 "CODE" means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

      2.13 "COMMITTEE" means the Compensation Committee of the Board of Directors, or any other duly authorized committee of the Board appointed by the Board to administer the Plan.

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      2.14  "COMPANY" means MetLife, Inc., a Delaware corporation, and any successor thereto as provided in Article 18 herein.

      2.15 "CONSTRUCTIVELY TERMINATED" means, unless otherwise specified by the Committee in the Award Agreement, a voluntary termination of employment by an Employee or of a relationship as an Agent by an Agent within ten (10) business days after any of the following actions by the Company, Affiliate, or person acting on behalf of either:

            (i) Requiring the Employee or Agent to be based as his/her regular or customary place of employment or Agency at any office or location more than fifty (50) miles from the location at which the Employee performed his/her duties immediately prior to the Change of Control, or in a state other than the one in which the Employee or Agent performed his/her duties immediately prior to the Change of Control, in each case except for travel reasonably required in the performance of the individual's responsibilities;

            (ii) In the case of an Employee, reducing the Employee's base salary below the rate in effect at the time of a Change of Control;

            (iii) In the case of an Employee, failing to pay the Employee's base salary, other wages, or employment-related benefits as required by law; or

            (iv) In the case of an Agent, failing to pay the Agent's compensation or benefits as required by law.

      2.16 "DIRECTOR" means any individual who is a member of the Board of Directors of the Company.

      2.17 "EMPLOYEE" means any employee of the Company or an Affiliate. Directors who are not otherwise employed by the Company or an Affiliate shall not be considered Employees under this Plan. For greater clarity, and without limiting the generality of the foregoing, individuals described in the first sentence of this definition who are foreign nationals or are employed outside of the United States, or both, are Employees and may be granted Awards on the terms and conditions set forth in the Plan, or on such other terms and conditions as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.

      2.18 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

      2.19 "FAIR MARKET VALUE" or "FMV" means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share on the New York Stock Exchange ("NYSE") or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award. If, however,

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            the accounting standards used to account for equity awards granted to Participants are substantially modified subsequent to the Effective Date of the Plan, the Committee shall have the ability to determine an Award's FMV based on the relevant facts and circumstances. If Shares are not traded on an established stock exchange, FMV shall be determined by the Committee based on objective criteria.

      2.20 "FISCAL YEAR" means the year commencing on January 1 and ending December 31 or other time period as approved by the Board.

      2.21 "FREESTANDING SAR" means an SAR that is not a Tandem SAR, as described in Article 7 herein.

      2.22 "GRANT PRICE" means the price against which the amount payable is determined upon exercise of an SAR.

      2.23 "INCENTIVE STOCK OPTION" or "ISO" means an Option to purchase Shares granted under Article 6 herein and that is designated as an Incentive Stock Option and is intended to meet the requirements of
            Section 422 of the Code, or any successor provision.

      2.24 "INSIDER" shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16 of the Exchange Act, as determined by the Board.

      2.25 "NONQUALIFIED STOCK OPTION" or "NQSO" means an Option to purchase Shares, granted under Article 6 herein, which is not intended to be an Incentive Stock Option or that otherwise does not meet such requirements.

      2.26 "OPTION" means the conditional right to purchase Shares at a stated Option Price for a specified period of time in the form of an Incentive Stock Option or a Nonqualified Stock Option subject to the terms of this Plan.

      2.27 "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

      2.28 "PARTICIPANT" means an Employee or an Agent who has been selected to receive an Award, or who has an outstanding Award granted under the Plan.

      2.29 "PERFORMANCE-BASED COMPENSATION" means compensation under an Award that is granted in order to provide remuneration solely on account of the attainment of one or more Performance Goals under circumstances that satisfy the requirements of Section 162(m) of the Code.

      2.30 "PERFORMANCE GOAL" means a performance criterion selected by the Committee for a given Award for purposes of Article 11 based on one or more of the Performance Measures.

      2.31 "PERFORMANCE MEASURES" means measures as described in Article 11, the attainment of one or more of which shall, as determined by the Committee, determine the vesting,

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            payability, or value of an Award to an Insider that are designated to qualify as Performance-Based Compensation.

      2.32 "PERFORMANCE PERIOD" means the period of time during which the assigned performance criteria must be met in order to determine the degree of payout and/or vesting with respect to an Award.

      2.33 "PERFORMANCE SHARE" means an Award granted under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

      2.34 "PERFORMANCE UNIT" means an Award granted under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

      2.35 "PERIOD OF RESTRICTION" means the period when an Award of Restricted Stock or Restricted Stock Unit is subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or upon the occurrence of other events as determined by the Committee, in its discretion.

      2.36 "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof; provided, however, that "Person" shall not include (i) the Company or any Affiliate, (ii) the MetLife Policyholder Trust (or any person(s) who would otherwise be described herein solely by reason of having the power to control the voting of the shares held by that trust), or (iii) any employee benefit plan (including an employee stock ownership plan) sponsored by the Company or any Affiliate.

      2.37 "RESTRICTED STOCK" means an Award of Shares subject to a Period of Restriction, granted under Article 8 herein and subject to the terms of this Plan.

      2.38 "RESTRICTED STOCK UNIT" means an Award denominated in units subject to a Period of Restriction, granted under Article 8 herein and subject to the terms of this Plan.

      2.39 "SHARES" means the shares of common stock of the Company, $.01 par value per Share.

      2.40 "STOCK APPRECIATION RIGHT" or "SAR" means the conditional right to receive the difference between the FMV of a Share on the date of exercise over the Grant Price, pursuant to the terms of Article 7 herein and subject to the terms of this Plan.

      2.41 "STOCK-BASED AWARD" means an equity-based or equity-related Award granted under Article 10 herein and subject to the terms of this Plan, and not otherwise described by the terms of this Plan.

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      2.42  "TANDEM SAR" means an SAR that the Committee specifies is granted in connection with a related Option pursuant to Article 7 herein and subject to the terms of this Plan, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be cancelled) or an SAR that is granted in tandem with an Option but the exercise of such Option does not cancel the SAR, but rather results in the exercise of the related SAR. Regardless of whether an Option is granted coincident with an SAR, an SAR is not a Tandem SAR unless so specified by the Committee at time of grant.

      2.43 "VOTING POWER" shall mean such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

      2.44 "VOTING SECURITIES" shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.

ARTICLE 3. ADMINISTRATION

      3.1 GENERAL. The Committee shall be responsible for administering the Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee or Agent, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive, and binding upon the Participants, the Company, and all other interested parties.

      3.2 AUTHORITY OF THE COMMITTEE. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of the Plan and any Award Agreement or other agreement ancillary to or in connection with the Plan, to determine eligibility for Awards, and to adopt such rules, regulations, and guidelines for administering the Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions and, subject to Article 16, adopting modifications and amendments, or subplans to the Plan or any Award Agreement, including, without limitation, any that are necessary or appropriate to comply with the laws or compensation practices of the countries and other jurisdictions in which the Company and Affiliates operate.

      3.3 DELEGATION. The Committee may delegate to one or more of its members or to one or more officers of the Company or its Affiliates, any of its duties or powers as it may deem advisable; provided, however, that the Committee may not delegate any of its non-administrative powers with respect to Awards intended to be Performance-Based Compensation; and provided further, that the member(s) or officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated pursuant to this Section 3.3. Subject to the terms of the previous sentence, the Committee may delegate to any individual(s) such administrative duties or powers as it may deem advisable

ARTICLE 4. SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

      4.1 NUMBER OF SHARES AVAILABLE FOR AWARDS. Subject to adjustment as provided in Section 4.2 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be sixty-eight million (68,000,000) plus any remaining Shares available for grant under the

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Predecessor Plan as set forth in Section 1.4 (such total number of Shares, including such adjustment and remaining Shares, the "Total Share Authorization"). Any Shares issued in connection with an Option or SAR shall be counted against the limit as one (1) Share for every one (1) Share issued; for Awards other than Options and SARs, any Shares issued shall be counted against this limit as one and one-hundred seventy-nine thousandths (1.179) Shares for every one (1) Share issued. The maximum aggregate number of Shares that may be granted in the form of Nonqualified Stock Options shall be equal to the Total Authorization. The maximum aggregate number of Shares that may be granted in the form of Incentive Stock Options shall be sixty-eight million (68,000,000).

      For greater clarity, any Awards that are not settled in Shares shall not reduce any of these reserves. Any Shares related to Awards (or after the Effective Date, awards granted under the Predecessor Plan) which (i) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, (ii) are settled in cash either in lieu of Shares or otherwise, or
(iii) are exchanged with the Committee's permission for Awards not involving Shares, shall be available again for grant under the Plan. Moreover, if the Option Price of any Option granted under the Plan or the tax withholding requirements with respect to any Award granted under the Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if an SAR is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for issuance under the Plan. The maximum number of Shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional Restricted Stock, Restricted Stock Units, Performance Shares, or Stock-Based Awards. The Shares available for issuance under the Plan may be authorized and unissued Shares or treasury Shares.

      Unless and until the Committee determines that an Award to an Insider shall not be designed to qualify as Performance-Based Compensation, the following limits ("Award Limits") shall apply to grants of Awards to Insiders under the Plan:

            (a) OPTIONS AND SARS: The maximum aggregate number of Shares that may be granted in the form of Options or Stock Appreciation Rights, pursuant to any Award granted in any one Fiscal Year to any one Participant, shall be two million (2,000,000).

            (b) RESTRICTED STOCK/RESTRICTED STOCK UNITS: The maximum aggregate grant with respect to Awards of Restricted Stock/Restricted Stock Units granted in any one Fiscal Year to any one Participant shall be one million (1,000,000).

            (c) PERFORMANCE SHARES/PERFORMANCE UNITS: The maximum aggregate Award of Performance Shares or Performance Units that a Participant may receive in any one Fiscal Year shall be one million (1,000,000) Shares, or equal to the value of one million (1,000,000) Shares determined as of the date of vesting or payout, as applicable.

            (d) CASH-BASED AWARDS: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Fiscal Year may

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                  not exceed ten million dollars ($10,000,000) determined as of the date of vesting or payout, as applicable.

            (e) STOCK AWARDS: The maximum aggregate grant with respect to Awards of Stock-Based Awards in any one Fiscal Year to any one Participant shall be one million (1,000,000).

      4.2 ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, extraordinary dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of securities, exchange of securities, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants' rights under the Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Award Limits, the limit on issuing Awards other than Options granted with an Option Price equal to at least the FMV of a Share on the date of grant or Stock Appreciation Rights with a Grant Price equal to at least the FMV of a Share on the date of grant, and any other value determinations applicable to outstanding Awards or to this Plan.

      The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under the Plan to reflect, or related to, such changes or distributions and may modify any other terms of outstanding Awards, including modifications of performance criteria and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

      Subject to the provisions of Article 15 and any applicable law or regulatory requirement, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance, assumption, substitution, or conversion of Awards under this Plan in connection with any such corporate event or transaction upon such terms and conditions as it may deem appropriate. Additionally, the Committee may amend the Plan, or adopt supplements to the Plan, in such manner as it deems appropriate to provide for such issuance, assumption, substitution, or conversion as provided in the previous sentence.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

      5.1 ELIGIBILITY. Individuals eligible to participate in the Plan include all Employees and Agents.

      5.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may from time to time, select from all eligible Employees and Agents, those to whom Awards shall be granted and shall determine in its discretion, the nature, terms, and amount of each Award.

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ARTICLE 6. STOCK OPTIONS

      6.1 GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee in its discretion. Notwithstanding the foregoing, no ISOs may be granted more than ten
(10) years after the earlier of (a) adoption of the Plan by the Board, and (b) the Effective Date.

      6.2 AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and any such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

      6.3 OPTION PRICE. The Option Price for each grant of an Option under this Plan shall be determined by the Committee and shall be specified in the Award Agreement. The Option Price may include an Option Price based on one hundred percent (100%) of the FMV of the Shares on the date of grant, an Option Price that is set at a premium to the FMV of the Shares on the date of grant, or an Option Price that is indexed to the FMV of the Shares on the date of grant, with the index determined by the Committee in its discretion.

      6.4 DURATION OF OPTIONS. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Options granted to Participants outside the United States, the Committee has the authority to grant Options that have a term greater than ten (10) years.

      6.5 EXERCISE OF OPTIONS. Options granted under this Article 6 shall be exercisable at such times and on the occurrence of such events, and be subject to such restrictions and conditions, as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

      6.6 PAYMENT. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

      The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate FMV at the time of exercise equal to the total Option Price; (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion subject to such rules and regulations as the Committee may establish.

      Subject to Section 6.7 and any governing rules or regulations, as soon as practicable after receipt of a notification of exercise and full payment, the Committee shall cause to be delivered to the Participant Share certificates or evidence of book entry Shares in an appropriate amount based upon

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the number of Shares purchased under the Option(s). Unless otherwise determined or accepted by the Committee, all payments in cash shall be paid in United States dollars.

      6.7 RESTRICTIONS ON SHARE TRANSFERABILITY. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted pursuant to this Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired pursuant to exercise for a specified period of time, or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed and/or traded.

      6.8 TERMINATION OF EMPLOYMENT OR AGENCY. Each Participant's Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment or Agency with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

      6.9 NONTRANSFERABILITY OF OPTIONS.

            (a) INCENTIVE STOCK OPTIONS. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

            (b) NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a Participant's Award Agreement at the time of grant, or thereafter by the Committee, NQSO granted under this Article 6 may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement at the time of grant or thereafter by the Committee, all NQSOs granted to a Participant under this Article 6 shall be exercisable during the Participant's lifetime only by such Participant.

      6.10 NOTIFICATION OF DISQUALIFYING DISPOSITION. The Participant will notify the Company upon the disposition of Shares issued pursuant to the exercise of an ISO or Shares received as a dividend on ISO stock. The Company will use such information to determine whether a disqualifying disposition as described in Section 421(b) of the Code has occurred.

      6.11 SUBSTITUTING SARS. Regardless of the terms of the Award Agreement, the Committee, at any time when the Company is not subject accounting for equity-based compensation granted to its Employees under APB Opinion 25 (or a successor standard), shall have the right to substitute SARs for outstanding Options granted to any Participant, provided that (i) the substituted SARs call for settlement by the issuance of Shares or by the issuance of Shares or cash as determined by the Committee in its discretion, and (ii) the terms of the substituted SARs and economic benefit of such substituted SARs (including the difference between the Grant Price and Fair Market Value of the Shares associated with the SARs compared to the difference between the Option Price and Fair Market Value of the Shares underlying the Options) are equivalent to the terms and economic benefit of the Options being replaced, as determined by the Committee. The Committee may, based on a determination that this Section 6.11 creates adverse accounting consequences for the Company or otherwise, nullify this Section 6.11.

ARTICLE 7. STOCK APPRECIATION RIGHTS

      7.1 GRANT OF SARS. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time and upon such terms as shall be determined by the Committee in its discretion. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

      The SAR Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement. The SAR Grant Price may include a Grant Price based on one hundred percent (100%) of the FMV of the Shares on the date of grant, a Grant Price that is set at a premium to the FMV of the Shares on the date of grant, or is indexed to the FMV of the Shares on the date of grant, with the index determined by the Committee, in its discretion. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

      7.2 SAR AGREEMENT. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and any such other provisions as the Committee shall determine.

      7.3 TERM OF SAR. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

      7.4 EXERCISE OF FREESTANDING SARS. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

      7.5. EXERCISE OF TANDEM SARS. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

      Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the FMV of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the FMV of the Shares subject to the ISO exceeds the Option Price of the ISO.

      7.6 PAYMENT OF SAR AMOUNT. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

            (a) The difference between the FMV of a Share on the date of exercise over the Grant Price; by

            (b) The number of Shares with respect to which the SAR is exercised.

      At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares of equivalent value (based on the FMV on the date of exercise of the SAR, as defined in the Award Agreement or otherwise defined by the Committee thereafter), in some combination thereof, or in any other form approved by the Committee at its sole discretion. The Committee's determination regarding the form of SAR payout shall be set forth or reserved for later determination in the Award Agreement pertaining to the grant of the SAR.

      7.7 TERMINATION OF EMPLOYMENT OR AGENCY. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment or Agency with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

      7.8 NONTRANSFERABILITY OF SARS. Except as otherwise provided in a Participant's Award Agreement at the time of grant or thereafter by the Committee, an SAR granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement at the time of grant or thereafter by the Committee, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

      7.9 OTHER RESTRICTIONS. Without limiting the generality of any other provision of this Plan, the Committee may impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to the Plan as it may deem advisable. This includes, but is not limited to, requiring the Participant to hold the Shares received upon exercise of an SAR for a specified period of time.

ARTICLE 8. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

      8.1 GRANT OF RESTRICTED STOCK OR RESTRICTED STOCK UNITS. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts and upon such terms as the Committee shall determine.

      8.2 RESTRICTED STOCK OR RESTRICTED STOCK UNIT AGREEMENT. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and any such other provisions as the Committee shall determine.

      8.3 NONTRANSFERABILITY OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS. Except as otherwise provided in this Plan or the Award Agreement, the Shares of Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction specified in the Award

Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement at the time of grant or thereafter by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant, except as otherwise provided in the Award Agreement at the time of grant or thereafter by the Committee.

      8.4 OTHER RESTRICTIONS. The Committee shall impose, in the Award Agreement at the time of grant or anytime thereafter, such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance criteria, time-based restrictions on vesting following the attainment of the performance criteria, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

      To the extent deemed appropriate by the Committee subject to Section 19.6, the Company may retain the certificates representing Shares of Restricted Stock, or Shares delivered in consideration of Restricted Stock Units, in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

      Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse, and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

      8.5 CERTIFICATE LEGEND. In addition to any legends placed on certificates pursuant to Section 8.4 herein, each certificate representing Shares of Restricted Stock granted pursuant to the Plan may bear a legend such as the following:

      The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the MetLife, Inc. 2005 Stock and Incentive Compensation Plan, and in the associated Award Agreement. A copy of the Plan and such Award Agreement may be obtained from MetLife, Inc.

      8.6 VOTING RIGHTS. To the extent required by law, Participants holding Shares of Restricted Stock granted hereunder shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

      8.7 DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Participants holding Shares of Restricted Stock or Restricted Stock Units granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock, or Restricted Stock Units.

      8.8 TERMINATION OF EMPLOYMENT AND AGENCY. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant's employment or Agency with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

      8.9 PAYMENT IN CONSIDERATION OF RESTRICTED STOCK UNITS. When and if Restricted Stock Units become payable, a Participant having received the grant of such units shall be entitled to receive payment from the Company in cash, Shares of equivalent value (based on the FMV, as defined in the Award Agreement at the time of grant or thereafter by the Committee), in some combination thereof, or in any other form determined by the Committee at its sole discretion. The Committee's determination regarding the form of payout shall be set forth or reserved for later determination in the Award Agreement pertaining to the grant of the Restricted Stock Unit.

ARTICLE 9. PERFORMANCE SHARES AND PERFORMANCE UNITS

      9.1 GRANT OF PERFORMANCE SHARES AND PERFORMANCE UNITS. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Shares and/or Performance Units to Participants in such amounts and upon such terms as the Committee shall determine.

      9.2 VALUE OF PERFORMANCE SHARES AND PERFORMANCE UNITS. Each Performance Share shall have an initial value equal to the FMV of a Share on the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant which may be less than, equal to, or greater than the FMV of a Share. The Committee shall set performance criteria for a Performance Period in its discretion which, depending on the extent to which they are met, will determine, in the manner determined by the Committee and documented in the Award Agreement the value and/or number of each Performance Share or Performance Unit that will be paid to the Participant.

      9.3 EARNING OF PERFORMANCE SHARES AND PERFORMANCE UNITS. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares/Performance Units shall be entitled to receive payout on the value and number of Performance Shares/Performance Units determined as a function of the extent to which the corresponding performance criteria have been achieved. Notwithstanding the foregoing, the Company has the ability to require the Participant to hold the Shares received pursuant to such Award for a specified period of time.

      9.4 FORM AND TIMING OF PAYMENT OF PERFORMANCE SHARES AND PERFORMANCE UNITS. Payment of earned Performance Shares/Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Shares/Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares/Performance Units at the close of the applicable Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award or reserved for later determination.

      9.5 DIVIDENDS AND OTHER DISTRIBUTIONS. The Committee will decide if Participants holding Performance Shares will receive dividend equivalents with respect to dividends declared with respect to the Shares. Such dividends may be subject to the accrual, forfeiture, or payout restrictions as determined by the Committee in its sole discretion.

      9.6 TERMINATION OF EMPLOYMENT OR AGENCY. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Shares/Performance Units following termination of the Participant's employment or Agency with the Company or an Affiliate. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Shares/Performance Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

      9.7 NONTRANSFERABILITY OF PERFORMANCE SHARES AND PERFORMANCE UNITS. Except as otherwise provided in a Participant's Award Agreement at the time of grant or thereafter by the Committee, Performance Shares/Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement or otherwise by the Committee at any time, a Participant's rights under the Plan shall inure during his or her lifetime only to such Participant.

ARTICLE 10. CASH-BASED AWARDS AND STOCK-BASED AWARDS

      10.1 GRANT OF CASH-BASED AWARDS. Subject to the terms and provisions of this Plan, the Committee, at any time and from time and time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

      10.2 VALUE OF CASH-BASED AWARDS. Each Cash-Based Award shall have a value as may be determined by the Committee. For each Cash-Based Award, the Committee may establish performance criteria in its discretion. If the Committee exercises its discretion to establish such performance criteria, the number and/or value of Cash-Based Awards that will be paid out to the Participant will be determined, in the manner determined by the Committee, the extent to which the performance criteria are met.

      10.3 PAYMENT IN CONSIDERATION OF CASH-BASED AWARDS. Subject to the terms of this Plan, the holder of a Cash-Based Award shall be entitled to receive payout on the value of Cash-Based Award determined as a function of the extent to which the corresponding performance criteria, if any, have been achieved.

      10.4 FORM AND TIMING OF PAYMENT OF CASH-BASED AWARDS. Payment of earned Cash-Based Awards shall be as determined by the Committee and evidenced in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate FMV equal to the value of the earned Cash-Based Awards (the applicable date regarding which aggregate FMV shall be determined by the Committee). Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

      10.5 STOCK-BASED AWARDS. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions including, but not limited to being subject to performance criteria, or in satisfaction of such obligations, as the Committee shall determine. Such Awards may entail the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

      10.6 TERMINATION OF EMPLOYMENT OR AGENCY. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive Cash-Based Awards and Stock-Based Awards following termination of the Participant's employment or Agency with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all Awards of Cash-Based Awards and Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

      10.7 NONTRANSFERABILITY OF CASH-BASED AWARDS AND STOCK-BASED AWARDS. Except as otherwise provided in a Participant's Award Agreement at the time of grant or thereafter by the Committee, Cash-Based Awards and Stock-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement at the time of grant or thereafter by the Committee, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant.

ARTICLE 11. PERFORMANCE MEASURES

      Notwithstanding any other terms of this Plan, the vesting, payability, or value (as determined by the Committee) of each Award other than an Option or SAR that, at the time of grant, the Committee intends to be Performance-Based Compensation to an Insider shall be determined by the attainment of one or more Performance Goals as determined by the Committee in conformity with Code Section 162(m). The Committee shall specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the Performance Goal(s) applicable to such Awards within ninety (90) days after the commencement of the period to which the Performance Goal(s) relate(s) or such earlier time as required to comply with Code Section 162(m). No such Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the Performance Goal(s) applicable to the Award were satisfied. In no case may the Committee increase the value of an Award of Performance-Based Compensation above the maximum value determined under the performance formula by the attainment of the applicable Performance Goal(s), but the Committee may retain the discretion to reduce the value below such maximum.

      Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 11, the Performance Goal(s) upon which the payment or vesting of an Award to an Insider that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

      (a)   Net earnings or net income (before or after taxes);

      (b)   Earnings per share;

      (c)   Net sales growth;

      (d)   Net operating profit;

      (e)   Operating earnings;

      (f)   Operating earnings per share;

      (g) Return measures (including, but not limited to, return on assets, capital, equity, or sales);

      (h) Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

      (i) Earnings before or after taxes, interest, depreciation, and/or amortization and including/excluding capital gains and losses;

      (j)   Gross or operating margins;

      (k)   Productivity ratios;

      (l) Share price (including, but not limited to, growth measures and total shareholder return);

      (m)   Expense targets;

      (n)   Margins;

      (o)   Operating efficiency;

      (p)   Customer satisfaction;

      (q)   Employee and/or Agent satisfaction;

      (r)   Working capital targets; and

      (s)   Economic Value Added;

      (t)   Revenue growth;

      (u)   Assets under management growth; and

      (v)   Rating Agencies' ratings.

      Any Performance Measure (s) may be used to measure the performance of the Company as a whole or any business unit of the Company or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate. In the Award Agreement, the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goal(s).

      The Committee may provide in any Award Agreement that any evaluation of attainment of a Performance Goal may include or exclude any of the following events that occurs during the relevant period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Insiders, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

      In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards to Insiders that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

ARTICLE 12. BENEFICIARY DESIGNATION

      A Participant's "beneficiary" is the person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant's death. A Participant may designate a beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant's death the beneficiary shall be the Participant's estate.

      Notwithstanding the provisions above, the Committee may in its discretion, after notifying the affected Participants, modify the foregoing requirements, institute additional requirements for beneficiary designations, or suspend the existing beneficiary designations of living Participants or the process of determining beneficiaries under this Article 12, or both, in favor of another method of determining beneficiaries.

ARTICLE 13. DEFERRALS AND SHARE SETTLEMENTS

      Notwithstanding any other provision under the Plan, the Committee may permit or require a Participant to defer such Participant's receipt of any Award, or payment in consideration of any Award, under the terms of this Plan or another Plan. To the extent such deferral is permitted by the Committee under the terms of this Plan rather than another Plan, the Committee shall establish rules and procedures for such deferrals as it sees fit.

ARTICLE 14. RIGHTS OF EMPLOYEES AND AGENTS

      14.1 EMPLOYMENT. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant's employment, Agency or other service relationship at any time, nor confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or an Affiliate.

      Neither an Award nor any benefits arising under this Plan shall constitute part of an employment or Agency contract with the Company or an Affiliate and, accordingly, subject to the terms of this Plan, this Plan may be terminated or modified at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or an Affiliate for severance payments or otherwise except as provided in this Plan.

      For purposes of the Plan, unless otherwise provided by the Committee, transfer of employment or Agency of a Participant between the Company and an Affiliate or among Affiliates, shall not be deemed a termination of employment or Agency. The Committee may stipulate in a Participant's Award Agreement or otherwise the conditions under which a transfer of employment or Agency to an entity that is spun-off from the Company or an Affiliate or a vendor to the Company or an Affiliate, if any, shall not be deemed a termination of employment or Agency for purposes of an Award.

      14.2 PARTICIPATION. No Employee or Agent shall have the right to be selected to receive an Award. No Employee or Agent, having been selected to receive an Award, shall have the right to be selected to receive a future Award or (if selected to receive such a future Award) the right to receive such a future Award on terms and conditions identical or in proportion in any way to any prior Award.

      14.3 RIGHTS AS A SHAREHOLDER. A Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

ARTICLE 15. CHANGE OF CONTROL

      15.1 ACCELERATED VESTING AND PAYMENT. Subject to the provisions of Section
15.2 or as otherwise provided in the Award Agreement, in the event of a Change of Control, unless otherwise specifically prohibited under law or by the rules and regulations of a national security exchange:

            (a) Any and all Options and SARs granted hereunder shall become immediately exercisable; additionally, if a Participant's employment or Agency is involuntarily terminated for any reason except Cause within twelve (12) months of such Change in Control, the Participant shall have until the earlier of
                  (i) twelve (12) months following such termination date , or
                  (ii) the term of the Option or SAR, to exercise such Options or SARs;

            (b) Any Period of Restriction and other restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and Restricted Stock Units shall be immediately payable;

            (c) The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, performance-based Restricted Stock Units, Performance Units, and Performance Shares (including but not limited to Awards intended to be Performance-Based Compensation) shall be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Change of Control:

                  (i) The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change of Control, and shall be paid out to Participants within thirty (30) days following the effective date of the Change of Control; and

                  (ii) Awards denominated in cash shall be paid to Participants in cash within thirty (30) days following the effective date of the Change of Control;

            (d) Upon a Change of Control, unless otherwise specifically provided in a written agreement entered into between the Participant and the Company or an Affiliate, the Committee shall immediately vest and pay out all Cash-Based Awards and Other Stock-Based Awards as determined by the Committee; and

            (e) The Committee shall have the ability to unilaterally determine that all outstanding Awards are cancelled upon a Change in Control, and the value of such Awards, as determined by the Committee in accordance with the terms of the Plan and the Award Agreement, be paid out in cash in an amount based on the Change of Control Price within a reasonable time subsequent to the Change in Control; provided, however, that no such payment shall be made on account of an ISO using a value higher than the FMV on the date of settlement.

      15.2 ALTERNATIVE AWARDS. Notwithstanding Section 15.1, no cancellation, acceleration of vesting, lapsing of restrictions, payment of Award, cash settlement or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith prior to the occurrence of a Change of Control that such Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Award hereinafter called an "Alternative Award") by any successor as described in Article 18; provided that any such Alternative Award must:

            (a) Be based on stock which is traded on an established U.S. securities market, or that the Committee reasonably believes will be so traded within sixty (60) days after the Change of Control;

            (b) Provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

            (c) Have substantially equivalent economic value to such Award (determined at the time of the Change of Control); and

            (d) Have terms and conditions which provide that in the event that the Participant's employment or Agency is involuntarily terminated or Constructively Terminated, any conditions on a Participant's rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be.

ARTICLE 16. AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION

      16.1 AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION. The Committee or Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part; provided however, that:

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            (a)   Without the prior approval of the Company's shareholders,
                  Options and SARs issued under the Plan will not be repriced, replaced, or regranted through cancellation or by lowering the exercise price of a previously granted Option.

            (b) To the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by the shareholders of the Company in accordance with applicable law, regulation, or exchange requirement.

      16.2 ADJUSTMENT OF AWARDS UPON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan. To the extent such adjustment affects Awards to Insiders intended to be Performance-Based Compensation, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

      16.3 AWARDS PREVIOUSLY GRANTED. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

ARTICLE 17. WITHHOLDING

      The Company or any Affiliate shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company or any Affiliate, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign (including the Participant's FICA obligation), required by law or regulation to be withheld with respect to any taxable event arising or as a result of this Plan. The Committee may provide for Participants to satisfy withholding requirements by having the Company withhold Shares or the Participant making such other arrangements, in either case on such conditions as the Committee specifies.

ARTICLE 18. SUCCESSORS

      Any obligations of the Company or an Affiliate under the Plan with respect to Awards granted hereunder, shall be binding on any successor to the Company or Affiliate, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or Affiliate, as applicable.

ARTICLE 19. GENERAL PROVISIONS

      19.1 FORFEITURE EVENTS. Without limiting in any way the generality of the Committee's power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Committee may specify in an Award Agreement that the Participant's rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon

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the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, failure to accept the terms of the Award Agreement, termination of employment or Agency under certain or all circumstances, violation of material Company and Affiliate policies, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreement that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and Affiliates.

      19.2 LEGEND. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

      19.3 DELIVERY OF TITLE. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

            (a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

            (b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

      19.4 INVESTMENT REPRESENTATIONS. The Committee may require each Participant receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

      19.5 EMPLOYEES AND AGENTS BASED OUTSIDE OF THE UNITED STATES. Without limiting in any way the generality of the Committee's powers under this Plan, including but not limited to the power to specify any terms and conditions of an Award consistent with law, in order to comply with the laws in other countries in which the Company or an Affiliate operates or has Employees or Agents, the Committee, in its sole discretion, shall have the power and authority, notwithstanding any provision of the Plan to the contrary, to:

            (a)   Determine which Affiliates shall be covered by the Plan;

            (b) Determine which Employees and Agents outside the United States are eligible to participate in the Plan;

            (c) Modify the terms and conditions of any Award granted to Employees or Agents outside the United States to comply with applicable foreign laws;

            (d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 19.5 by the Committee shall be attached to this Plan document as appendices; and

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

            (e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

      Notwithstanding the above, the Committee may not take any actions hereunder and no Awards shall be granted that would violate the Exchange Act, the Code, any securities law, or governing statute or any other applicable law.

      19.6 UNCERTIFICATED SHARES. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis to the extent not prohibited by applicable law or the rules of any stock exchange.

      19.7 UNFUNDED PLAN. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or an Affiliate may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant, beneficiary, legal representative, or any other person. Awards shall be general, unsecured obligations of the Company, except that if an Affiliate executes an Award Agreement instead of the Company the Award shall be a general, unsecured obligation of the Affiliate and not any obligation of the Company. To the extent that any individual acquires a right to receive payments from the Company or an Affiliate, such right shall be no greater than the right of an unsecured general creditor of the Company or Affiliate, as applicable. All payments to be made hereunder shall be paid from the general funds of the Company or Affiliate, as applicable, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to ERISA.

      19.8 NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award Agreement. In such an instance, unless the Committee determines otherwise, fractional Shares and any rights thereto shall be forfeited or otherwise eliminated.

      19.9 OTHER COMPENSATION AND BENEFIT PLANS. Nothing in this Plan shall be construed to limit the right of the Company or an Affiliate to establish other compensation or benefit plans, programs, policies, or arrangements. Except as may be otherwise specifically stated in any other benefit plan, policy, program, or arrangement, no Award shall be treated as compensation for purposes of calculating a Participant's rights under any such other plan, policy, program, or arrangement.

      19.10 NO CONSTRAINT ON CORPORATE ACTION. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company's or an Affiliate's right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) to limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

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ARTICLE 20. LEGAL CONSTRUCTION

      20.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

      20.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

      20.3 REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company or an Affiliate shall receive the consideration required by law for the issuance of Awards under the Plan.

      The inability of the Company or an Affiliate to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's or the Affiliate's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company or Affiliate of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

      20.4 GOVERNING LAW. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

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